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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 2, 2001 is entered into by and among vFinance.com, Inc., Colonial Direct Financial Group, Inc. ("Colonial Direct"), vFinance Investments, Inc. formerly known as First Colonial Securities Group, Inc. ("Merger Subsidiary") and a wholly owned subsidiary of Colonial Direct, vFinance Investments Holding, Inc, ("VIH"), a newly formed company which is a wholly owned subsidiary of vFinance.com, Inc., and First Level Capital, Inc. ("First Level") which will become a wholly owned subsidiary of VIH prior to the Closing, as defined herein.

Whereas, the Board of Directors of each of vFinance.com, Inc., Colonial Direct, Merger Subsidiary, VIH and First Level has determined that it is in the best interests of its shareholders that Merger Subsidiary and First Level enter into a business combination under which First Level will become a wholly owned subsidiary of VIH (a newly formed wholly owned subsidiary of vFinance.com, Inc.), VIH shall then acquire all of the issued and outstanding capital stock of Merger Subsidiary from Colonial Direct and then Merger Subsidiary will merge with and into First Level pursuant to the Merger (as defined in Section 1.1 hereof);

Whereas, upon completion of the Merger, Board of Directors of Merger Subsidiary become the Board of Directors of First Level;

Whereas, upon completion of the Merger, the name of First Level will to changed to vFinance Investments, Inc., the name of Merger Subsidiary;

Whereas, upon completion of the Merger, the executive officers, supervisors and registered representatives of Merger Subsidiary shall become the executive officers, supervisors and registered representative of First Level;

Whereas, the Board of Directors of each of vFinance.com, Inc., Colonial Direct, Merger Subsidiary, VIH and First Level has determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and goals and has approved the Merger upon the terms and conditions set forth herein; and

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

Section 1.1 THE MERGER. At the Effective Time (as defined in Section 1.2 hereof), subject to and upon the terms and conditions of this Agreement and the applicable state laws, after First Level becomes a wholly owned subsidiary of VIH followed by the acquisition of all of the issued and outstanding shares of Merger Subsidiary from Colonial Direct by VIH as described in Section 2.1, Merger Subsidiary will then be merged with and into First Level (the "Merger"), whereby the separate corporate existence of Merger Subsidiary shall cease and First Level shall continue as the surviving corporation which shall be a subsidiary of VIH. First Level as the surviving corporation after the Merger is herein sometimes referred to as the "Surviving Corporation" and Merger Subsidiary as the non-surviving corporation after the Merger is herein sometimes referred to as the "Merged Corporation." vFinance.com, Inc., Colonial Direct, VIH, First Level and Merger Subsidiary are herein referred to collectively as the "Parties" and each individually as a "Party."



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Section 1.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VII hereof, the consummation of the acquisition of the Merger Subsidiary Common Stock described in Section 2.1 and the Closing referred to in Section 2.9 hereof, the Parties shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of New Jersey with respect to the Merger, in such form as required by, and executed in accordance with, the relevant provisions of the applicable state corporate laws (the time of such filing being the "Effective Time").

Section 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the applicable state corporate laws. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of First Level and Merger Subsidiary shall continue with, or vest in, as the case may be, First Level as the Surviving Corporation, and all debts, liabilities and duties of First Level and Merger Subsidiary shall continue to be, or become, as the case may be, the debts, liabilities and duties of First Level as the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct subsidiary of VIH. VIH shall remain a direct subsidiary of vFinance.com, Inc.

Section 1.4 SUBSEQUENT ACTIONS. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets of either of its constituent corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name and on behalf of either of such constituent corporations, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.5 CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF SURVIVING CORPORATION; NAME CHANGE. Unless otherwise agreed by First Level and Merger Subsidiary before the Effective Time, at the Effective Time:

         (a) the Certificate of Incorporation of First Level as the Surviving Corporation shall be the Articles of Incorporation of First Level as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law and such Certificate of Incorporation;

         (b) the bylaws of First Level as the Surviving Corporation shall be the bylaws of First Level immediately prior to the Effective Time, until thereafter amended as provided by Law and the Certificate of Incorporation and the bylaws of such Surviving Corporation;

         (c) the directors and officers of Merger Subsidiary immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their successors are elected or appointed and qualified or until their resignation or removal. If at the Effective Time a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law and the bylaws of the Surviving Corporation; and

         (d) the name of First Level shall be changed to "vFinance Investments, Inc.", the name of Merger Subsidiary.



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                                   ARTICLE II
        ACQUISITION OF MERGER SUBSIDIARY STOCK AND EFFECT ON STOCK OF THE
                SURVIVING CORPORATION AND THE MERGED CORPORATION

Section 2.1 ACQUISITION OF MERGER SUBSIDIARY SECURITIES BY VIH FROM COLONIAL
            DIRECT.

         (a) vFinance.com, Inc. and VIH, which is wholly owned by vFinance.com, Inc., agree that First Level which is currently wholly owned by vFinance.com, Inc. shall become wholly owned by VIH. VIH. VIH shall become the holding company to First Level and First Level shall remain wholly owned by vFinance.com, Inc. indirectly as a third tier subsidiary. This reorganization shall be accomplished by vFinance.com, Inc. transferring 100% of the capital stock of First Level to VIH.

         (b) Following the reorganization described in Section 2.1(a) above and based upon the representations and warranties set forth herein, VIH hereby purchases from Colonial Direct, and Colonial Direct hereby sells to VIH all of the issued and outstanding capital stock of Merger Subsidiary (the "Merger Subsidiary Common Stock") free and clear of any and all encumbrances. In consideration of and in full payment for the Merger Subsidiary Common Stock, VIH hereby agrees to assume all of the loans payable due from Colonial Direct to vFinance.com, Inc. representing the loans made from vFinance.com, Inc. to Colonial Direct on January 5, 2001, February 28, 2001, March 30, 2001 and April 6, 2001 and April 30, 2001 in the aggregate amount of $856,000 ("Consideration"). The manner and basis of converting the shares of common stock of the Surviving Corporation and of the Merged Corporation at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holder of any of such securities, shall be as hereinafter set forth in this Article II.


Section 2.2 CONVERSION OF SHARES.

         (a) Immediately following the acquisition of the Merger Subsidiary Common Stock by VIH as described in Section 2.1, subject to Section 2.7, each share of Merger Subsidiary Common Stock issued and outstanding immediately before the Effective Time (excluding those canceled pursuant to Section 2.3) and all rights in respect thereof, shall at the Effective Time, without any action on the part of any holder thereof, be converted into and become one (1) share of common stock of First Level ("First Level Common Stock").

         (b) As of the Effective Time, all shares of Merger Subsidiary Common Stock converted pursuant to Section 2.2(a) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and any holder of a certificate (each, an "Old Certificate") representing any such shares of Merger Subsidiary Common Stock shall cease to have any rights with respect thereto.

Section 2.3 CANCELLATION OF TREASURY SHARES AND SHARES OWNED BY COLONIAL DIRECT AND MERGER SUBSIDIARY. At the Effective Time, each share of Merger Subsidiary Common Stock held in the treasury of Merger Subsidiary or owned by Merger Subsidiary or Colonial Direct immediately prior to the Effective Time shall be canceled and retired and no shares of stock or other securities of VIH or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made by vFinance.com, Inc., VIH or the Surviving Corporation, with respect thereto.

Section 2.4 CONVERSION OF COMMON STOCK OF THE MERGED CORPORATION INTO COMMON STOCK OF THE SURVIVING CORPORATION. At the Effective Time, each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall, without any action on the part of Colonial Direct or Merger Subsidiary, forthwith cease to exist and be converted into one (1) validly issued, fully paid and nonassessable share of common stock, of the Surviving Corporation (the "Surviving Corporation Common Stock"). Immediately after the Effective




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Time and upon surrender by VIH of the of the certificates representing the
Merger Subsidiary Common Stock, First Level as the Surviving Corporation shall deliver to VIH an appropriate certificate or certificates representing the Surviving Corporation Common Stock created by conversion of the Merger Subsidiary Common Stock owned by VIH.

Section 2.5 ADJUSTMENTS TO EXCHANGE RATIO. Without limiting any other provision of this Agreement, the Exchange Ratio shall not be adjusted or adjustable.

Section 2.6 FRACTIONAL SHARES. No fraction of a share of First Level Common Stock will be issued hereunder.

Section 2.7 SURRENDER OF CERTIFICATES.

         (a) EXCHANGE AGENT. Prior to the Effective Time, VIH shall act as Exchange Agent in the Merger.

         (b) FIRST LEVEL TO PROVIDE COMMON STOCK. On or prior to the Effective Time, First Level shall make available to the Exchange Agent for exchange in accordance with this Article II, the shares of First Level Common Stock issuable pursuant to Section 2.2 in exchange for outstanding Merger Subsidiary Common Stock.

         (c) EXCHANGE PROCEDURES. Promptly after the Effective Time, the Surviving Corporation shall cause to be issued a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Merger Subsidiary Common Stock whose shares were converted into the right to receive shares of First Level Common Stock pursuant to Section
2.2. and shall be in such form and have such other provisions as First Level may reasonably specify.

Section 2.8 FURTHER OWNERSHIP RIGHTS IN MERGER SUBSIDIARY COMMON STOCK. All shares of First Level Common Stock issued upon the surrender for exchange of Merger Subsidiary Common Stock in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to such Merger Subsidiary Common Stock under this Article II, and there shall be no further registration of transfers on the records of the Surviving Corporation of Merger Subsidiary Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.9 CLOSING. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VIII, and subject to the provisions of Article VII, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in Article VII shall have been satisfied (or waived in accordance with Section 8.4, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Merger Subsidiary, unless another place is agreed to in writing by the parties.

Section 2.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by Colonial Direct.

Section 2.11 TAX CONSEQUENCES. For federal income tax purposes, the parties intend that the Merger be treated as a tax free reorganization under the Code and the parties agree to take whatever steps are required to give effect to the Merger on such a basis.



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Section 2.12 OPTIONS TO PURCHASE MERGER SUBSDIARY COMMON STOCK. At the Effective
Time, there shall be no options or warrants granted by Merger Subsidiary to purchase shares of Merger Subsidiary Common Stock (collectively, the "Merger Subsidiary Options", and each a "Merger Subsidiary Option) and there shall be no Merger Subsidiary Options outstanding and unexercised immediately prior to the Effective Time. In the alternative, and and all Merger Subsidiary Options shall be deemed null and void at the Effective Time.

Section 2.13 DISSENTING SHAREHOLDERS. There are no shareholders of Merger Subsidiary Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by a shareholder who has the right (to the extent such right is available by Law) to demand and receive payment of the fair value of the shares of Merger Subsidiary Common Stock owned by such shareholder (the "Dissenting Shares") pursuant to applicable law.

                                   ARTICLE III
     REPRESENTATIONS AND WARRANTIES OF COLONIAL DIRECT AND MERGER SUBSIDIARY

Except as set forth in the disclosure schedule delivered by Colonial Direct or Merger Subsidiary to First Level as provided for herein (the "Merger Subsdiary Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), Colonial Direct and Merger Subsidiary hereby represents and warrants to First Level as follows:

Section 3.1 ORGANIZATION AND QUALIFICATION. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Merger Subsidiary has the requisite corporate power and authority and any necessary Governmental Authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

Section 3.2 ARTICLES OF INCORPORATION AND BYLAWS. Merger Subsidiary has heretofore furnished, or otherwise made available, to First Level a complete and correct copy of the Articles of Incorporation and the bylaws, each as amended to the date hereof, of Merger Subsidiary. Such Articles of Incorporation and bylaws are in full force and effect. Merger Subsidiary is not in violation of any of the provisions of its Articles of Incorporation.

Section 3.3 CAPITALIZATION.

         (a) The authorized, issued and outstanding capital stock of Merger Subsidiary consists of the shares as described in its December 31, 2000 audited financial statement. Since December 31, 2000, no shares of Merger Subsidiary Common Stock have been issued. There are no outstanding obligations of Merger Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Merger Subsidiary.

         (b) Merger Subsidiary does not have any subsidiaries.

         (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Merger Subsidiary is a party or by which Merger Subsidiary is bound with respect to the voting of any shares of capital stock of Merger Subsidiary.




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Section 3.4 AUTHORITY RELATIVE TO THIS AGREEMENT.

         Colonial Direct and Merger Subsidiary has the necessary corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement by Colonial Direct and Merger Subsidiary, and the consummation by Colonial Direct and Merger Subsidiary of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Colonial Direct and Merger Subsidiary. This Agreement has been duly executed and delivered by Colonial Direct and Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by vFinance.com, Inc., VIH and First Level, constitutes a legal, valid and binding obligation of Merger Subsidiary, enforceable against it in accordance with its terms.

Section 3.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by Colonial Direct and Merger Subsidiary does not, and the performance of this Agreement by Colonial Direct and Merger Subsidiary will not, (i) violate or conflict with the Articles of Incorporation or bylaws of Colonial Direct and Merger Subsidiary, (ii) conflict with or violate any Law applicable to Colonial Direct or Merger Subsidiary or by which any of their property or assets (including investments) is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets (including investments) of Colonial Direct or Merger Subsidiary pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which Colonial Direct or Merger Subsidiary is a party or by which Colonial Direct or Merger Subsidiary or any of their property or assets (including investments) is bound or affected, except, in the case of clauses (ii) and (iii) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on Colonial Direct or Merger Subsidiary.

         (b) Except for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, or NASD rules and regulations and the filing and recordation of appropriate merger or other documents under the applicable state corporate laws, (i) Colonial Direct or Merger Subsidiary is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained by Colonial Direct or Merger Subsidiary in connection with its execution, delivery or performance of this Agreement.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF VIH AND FIRST LEVEL

Except as set forth in the disclosure schedule delivered by VIH and First Level to Merger Subsidiary as provided for herein (the "First Level Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant as specified therein), VIH and First Level hereby represents and warrants to Colonial Direct and Merger Subsidiary as follows:

Section 4.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. VIH and First Level are duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. VIH and First Level have the requisite corporate power and authority and any necessary Governmental Authority, franchise, license, certificate or permit to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary.

Section 4.2 CERTIFICATE OF INCORPORATION AND BYLAWS. VIH and First Level has heretofore furnished, or otherwise made available, to Colonial Direct and Merger Subsidiary a complete and correct





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copy of the Certificate of Incorporation and the bylaws, each as amended to the date hereof, of VIH and First Level and each of its Subsidiaries. Such Certificate of Incorporation and bylaws are in full force and effect. Neither First Level nor any of its Subsidiaries is in violation of any of the provisions of its respective Certificate of Incorporation.

Section 4.3 AUTHORITY RELATIVE TO THIS AGREEMENT.

         VIH and First Level have the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the requisite approval of this Agreement and the related increase in the authorized capital of First Level as required by applicable state corporate law to perform its obligations hereunder. The execution and delivery of this Agreement by VIH and First Level, and the consummation by VIH and First Level of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of vFinance.com, Inc., VIH and First Level. This Agreement has been duly executed and delivered by vFinance.com, Inc., VIH and First Level, assuming the due authorization, execution and delivery thereof by Colonial Direct and Merger Subsidiary, constitutes a legal, valid and binding obligation of First Level, enforceable against it in accordance with its terms.

Section 4.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

         (a) Except as described in subsection (b) below, the execution and delivery of this Agreement by VIH and First Level does not, and the performance of this Agreement by VIH and First Level will not, (i) violate or conflict with the Certificate of Incorporation or bylaws of VIH or First Level, (ii) conflict with or violate any Law applicable to VIH or First Level or by which any of their respective property or assets (including investments) is bound or affected, (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets (including investments) of VIH or First Level pursuant to, result in the loss of any material benefit under, or result in any modification or alteration of, or require the consent of any other party to, any contract, instrument, permit, license or franchise to which VIH or First Level are a party or by which VIH or First Level or any of their respective property or assets (including investments) is bound or affected, except, in the case of clauses (ii) and (iv) above, for conflicts, violations, breaches, defaults, results or consents which, individually or in the aggregate, would not have a Material Adverse Effect on VIH or First Level.

         (b) Except for applicable requirements, if any, of the Securities Act Exchange Act Blue Sky Laws, NASD, and the filing and recordation of appropriate merger or other documents under the applicable state corporate laws, (i) neither VIH or First Level are required to submit any notice, report or other filing with any Governmental Authority in connection with the execution, delivery or performance of this Agreement and (ii) no waiver, consent, approval or authorization of any Governmental Authority is required to be obtained by VIH or First Level in connection with its execution, delivery or performance of this Agreement.

                         ARTICLE V CONDUCT OF BUSINESSES
                               PENDING THE MERGER

         Section 5.1 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Each of Merger Subsidiary and First Level covenants and agrees that, except as otherwise provided for herein, between the date hereof and the Effective Time, unless the Chairman of the Board of Directors of the other shall otherwise consent in writing, the business of such Party shall be conducted only in, and such entities shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and each of Merger Subsidiary and First Level will use their commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of those of their present




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officers, employees and consultants who are integral to the operation of their businesses as presently conducted, to maintain in effect all Material Agreements and to preserve their present relationships with significant customers, service agents, clearing firms and suppliers and with other persons with whom they have significant business relations.

Section 5.2 NO SOLICITATION.

         (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, neither Party shall, nor shall it permit any of its affiliates to, nor shall it authorize or permit or any of its or their respective officers, directors, employees, representatives or agents (collectively, the "Representatives") directly or indirectly, to (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or the making of any proposal or offer that constitutes an Acquisition Proposal or (ii) participate or engage in discussions or negotiations with, or provide any information to, any Person concerning an Acquisition Proposal or which might reasonably be expected to result in an Acquisition Proposal. Each party shall immediately cease and cause to be terminated and shall cause all of its Representatives to terminate all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. Each party shall promptly notify all of its Representatives of its obligations under this Section.

         (b) Notwithstanding the foregoing, any Party (the "Solicited Party") may participate in discussions or negotiations with, or furnish information to a third party pursuant to a confidentiality agreement with terms no less favorable to the Solicited Party than those in effect between the Solicited Party and the other Parties hereto if and only if (i) such Solicited Party has submitted an unsolicited BONA FIDE written Acquisition Proposal to the Solicited Party's Board of Directors and (ii) neither the Solicited Party nor any of its Representatives, shall have violated Section 5.2(a) and the Board of Directors of the Solicited Party (A) believes in good faith based on such matters as it deems relevant, including the advice of the Solicited Party's financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, (B) receives a written opinion of outside counsel to the effect that, and based on such advice such Board determines by a majority vote in its good faith judgment that, taking such action is required to satisfy the fiduciary duties of such Board under applicable Law and (C) provides prior written notice to the other Parties of its decision to so participate or furnish.

         (c) Except as set forth in the following sentence, neither the Board of Directors of a Party to this Agreement nor any committee thereof shall (i) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (ii) withdraw or modify or propose to withdraw or modify in a manner adverse to the other party its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) upon a request by either of the other Parties to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so within two (2) Business Days after such request is made, (iv) enter, or cause such Party or any Subsidiary of such Party to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (v) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to approval of the Merger by its shareholders, the Board of Directors of a Party receives a Superior Proposal, the Board of Directors of such party may (i) approve or recommend, or propose to approve or recommend, such Superior Proposal, (ii) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the other Party its recommendation of the Merger, this Agreement or the transactions contemplated hereby, (iii) fail to reaffirm its recommendation of this Agreement or the Merger after a request by the other Party to do so, or
(iv) resolve or announce its intention to do any of the actions set forth in the preceding clauses (i) through (iii), if (1) such Board of Directors receives a written opinion of outside counsel to the effect that, and based on such advice of outside counsel such Board determines by a majority vote of directors in their good faith judgment that, taking such action is required to satisfy the fiduciary duties of such directors and (2) such Party furnishes the other Parties two (2) Business Days' prior written notice of the




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

taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same).

         (d) In addition to the other obligations of the Parties set forth in this Section 5.2, each Party shall immediately advise the other Party orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person making the same. Each Party shall inform the other Party on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third Party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 5.2(c). Nothing contained in this Section 5.2(d) shall prevent any Party hereto from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

Section 6.1 COLONIAL DIRECT AND MERGER SUBSIDIARY CORPORATE ACTION. Colonial Direct and Merger Subsidiary shall promptly after the date hereof take all action necessary in accordance with applicable state corporate laws and their Certificate of Incorporation and bylaws to effectuate the terms and conditions of this Agreement.

Section 6.2 VIN AND FIRST LEVEL SHAREHOLDERS' MEETING. VIH and First Level shall promptly after the date hereof take all action necessary in accordance with applicable state corporate laws and its Certificate of Incorporation and bylaws to effectuate the terms and conditions of this Agreement.

Section 6.3 CONSUMMATION OF MERGER; ADDITIONAL AGREEMENTS.

         (a) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Article VII hereof have been fulfilled or waived, each of the Parties required to do so shall execute in the manner required by the applicable state corporate laws and deliver to and file with the applicable such instruments and agreements as may be required by such state corporate laws and the Parties shall take all such other and further actions as may be required by law to make the Merger effective.

         (b) Each of the Parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Authority in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of the Parties agrees to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to effect all necessary filings under the Securities Act, the Exchange Act, and the NASD Rules and Regulations.

         (c) Each of the Parties shall, in connection with the efforts referenced in Section 6.3(a) and (b), (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any material communication received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) consult with each other in advance of any meeting or conference with any such Governmental Authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable Governmental Authority or other person, give the other Parties the opportunity to attend and participate in such meetings and conferences.

         (d) In furtherance and not in limitation of the covenants of the Parties contained in Sections 6.3(a), (b) and (c), if any Action, including any Action by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law, or if any Law is enacted, entered or promulgated or enforced by a Governmental Authority which would make the Merger or the other transactions contemplated hereby illegal or otherwise prohibit or materially impair or delay consummation of the transactions contemplated hereby or thereby, each of Parties shall cooperate in all respects with each other and use all commercially reasonable efforts to contest and resist any such Action, to have vacated, lifted, reversed or overturned any Law, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.3 shall limit a Party's right to terminate this Agreement pursuant to Section 8.1 so long as such Party has up to then complied in all respects with its obligations under this Section 6.3.

         (e) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of First Level and Merger Subsidiary shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Law so as to permit consummation of the transactions contemplated by this Agreement.

Section 6.4 NOTIFICATION OF CERTAIN MATTERS. Each of Colonial Direct, Merger Subsidiary, VIH and First Level shall give prompt notice to the other of the following:

         (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly, any Material Adverse Effect on such Party;

         (b) any material failure of such Party, or any officer, director, employee or Agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 6.5 ACCESS TO INFORMATION; CONFIDENTIALITY.

         From the date hereof to the Effective Time, each of Colonial Direct and Merger Subsidiary shall, and its and their officers, directors, employees, auditors, counsel and agents to afford the officers, employees, auditors, counsel and agents of the other Party complete access at all reasonable times to such Party's officers, employees, auditors, counsel agents, properties, offices and other facilities and to all of their respective books and records (except as may be required by Law), and shall furnish the other with all financial, operating and other data and information as such other Party may reasonably request, including in connection with confirmatory due diligence.

Section 6.6 POST-MERGER FIRST LEVEL BOARD OF DIRECTORS.

         After the Effective Time, the Board of Directors of First Level shall be comprised of four directors: Marc Siegel, Richard Campanella, Kenneth Brown and Leonard Sokolow.

 Section 6.7 TAX-FREE REORGANIZATION. Each of the Parties will use its best efforts to cause the Merger to qualify as a tax-free reorganization under the Code.

                                   ARTICLE VII
                              CONDITIONS TO MERGER

Section 7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each Party to effect the Merger shall be subject to the following conditions:

         (a) BOARD AND SHAREHOLDER APPROVAL. The Colonial Direct, Merger Subsidiary VIH and First Level Shareholder and Board approval and vFinance.com, Inc. Board approval;

         (b) AMENDMENT OF ARTICLES OF FIRST LEVEL. The Certificate of Incorporation of First Level shall have been amended to increase the authorized capital of First Level to permit the issuance of First Level Common Stock in accordance with the requirements of Section 2.2;

         (c) REGULATORY MATTERS. All authorizations, consents, orders, permits or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by the NASD (all of the foregoing, "Consents") which are necessary for the consummation of the transactions contemplated hereby, shall have been filed, have occurred or have been obtained (all such Consents being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

Section 7.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF MERGER SUBSIDIARY. The obligations of Merger Subsidiary to effect the Merger are also subject to the fulfillment of the following conditions:

         REPRESENTATIONS AND WARRANTIES. The representations and warranties of VIH and First Level contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 7.2 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on VIH and First Level, either with or without including its ownership of Merger Subsidiary after the Merger;


Section 7.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF FIRST LEVEL. The obligations of First Level to effect the Merger are also subject to the fulfillment of the following conditions:

         REPRESENTATIONS AND WARRANTIES. The representations and warranties of Colonial Direct and Merger Subsidiary contained in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of a date earlier than the date hereof) shall also be true and correct on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, provided, however, that for purposes of this Section 7.3 only, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct (without regard to materiality qualifiers contained therein), individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Colonial Direct, Merger Subsidiary, VIH or First Level (only after including its ownership of Merger Subsidiary);

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

Section 8.1 TERMINATION.

         This Agreement may be terminated at any time before the Effective Time, in each case as authorized by the respective Boards of Directors of the Parties:

         (a) By mutual written consent of each of vFinance.com, Inc., Colonial Direct, Merger Subsidiary, VIH and First Level;

         (b) By either Merger Subsidiary or First Level if the Merger shall not have been consummated on or before June 1, 2001 (the "Initial Termination Date" and as such may be extended pursuant to this paragraph, the "Termination Date"), provided, however, that if the NASD has not approved this transaction by the Termination Date, then the Termination Date shall be extended to July 1, 2001, (the "Extended Termination Date"); or

         (d) (i) by Colonial Direct or Merger Subsidiary, if VIH or First Level shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured by VIH or First Level prior to the Termination Date; (ii) by First Level, if Colonial Direct or Merger Subsidiary shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform is incapable of being cured by Colonial Direct or Merger Subsidiary prior to the Termination Date.

Section 8.2 EFFECT OF TERMINATION.

         In the event of termination of this Agreement as provided in Section
8.1 hereof, and subject to the provisions of Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the Parties.

Section 8.3 AMENDMENT. This Agreement may be amended by the Parties pursuant to a writing adopted by action taken by all of the Parties at any time before the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties.

Section 8.4 WAIVER. At any time before the Effective Time, any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if set forth in an instrument in writing signed by such Party.

                                   ARTICLE IX
                               GENERAL PROVISIONS

Section 9.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section
8.1 hereof, as the case may be, except that (a) the agreements set forth in
Article I and Sections 2.2, 2.4, 2.6, 2.7, 2.8, 2.11, and 2.12 shall survive the Effective Time indefinitely, (b) nothing contained herein shall limit any covenant or Agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 9.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date of receipt and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by telecopy, to the Parties.

Section 9.3 EXPENSES. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Section 9.4 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

         (a) "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than vFinance.com, Inc., Colonial Direct, First Level, VIH, and Merger Subsidiary or any of their affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving any of the Parties or any of their respective Subsidiaries or the issuance or acquisition of shares of capital stock or other equity securities of any of the Parties or any of their respective Subsidiaries representing 19.9% or more of the outstanding capital stock of such Party or Subsidiary, as the case may be, or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, (other than vFinance.com, Inc., Colonial Direct, First Level, VIH, Merger Subsidiary or any of their affiliates) beneficially owning shares of capital stock or other equity securities of any of the Parties or any of their respective Subsidiaries representing 19.9% or more of the outstanding capital stock of such Party, as the case may be, or the sale, lease exchange, license (whether exclusive or not), or other disposition of any significant portion of the Intellectual Property rights, or any significant portion of the business or other assets of any Party, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to any of the Parties of the transactions contemplated hereby.

         (b) "Actions" means any claim, action, suit, charge, complaint, arbitration, proceeding or announced investigation by or before any Governmental Authority.

         (c) "affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

         (d) "Blue Sky Laws" means the state securities laws.

         (e) "Commercially reasonable efforts" shall mean those efforts necessary or advisable to advance the interests of the Parties in achieving the purposes and specific requirements and satisfying the conditions of this Agreement, provided that such efforts will not require or include either expense or conduct not ordinarily incurred or engaged in by Parties seeking to implement agreements of this type unless part of a separate mutual understanding of the Parties not contained in this Agreement whether reached before or after the Agreement is executed.

         (f) "Control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

         (g) "Encumbrance" means any security interest granted in assets located in the United States or similar security right granted outside of the United States, pledge, mortgage, lien (including, without limitation, environmental and tax liens), encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         (i) "Governmental Authority" means any federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental U.S. or foreign self- regulatory agency, commission or authority or any arbitral tribunal.

         (j) "Law" means any federal, state, local or foreign statute, act, law, ordinance, regulation, rule, code, order, decree, judgment, policy, other requirement or rule of law.

         (k) "Material Adverse Effect" means any change in or effect on the business of the referenced corporation or any of its Subsidiaries that is or will be materially adverse to the business, operations (including the income statement), properties (including intangible properties), condition (financial or otherwise), assets, liabilities or regulatory status of such referenced corporation and its Subsidiaries taken as a whole, but shall not include the effects of changes that are generally applicable in (A) the United States economy or (B) the United States securities markets if, in any of (A) or (B), the effect on Colonial Direct, Merger Subsidiary, VIH or First Level, determined without including its ownership of Merger Subsidiary (as the case may be) taken as a whole, is not materially disproportionate relative to the effect on the other, taken as a whole. All references to Material Adverse Effect on VIH and First Level contained in Article III, IV, VI or VII of this Agreement shall be deemed to refer solely to VIH and First Level without including its ownership of Merger Subsidiary after the Merger.

         (l) "Permits" permits, franchises, licenses, authorizations, certificates, variances, exemptions, orders, registrations or consents that are granted by any Governmental Authority (including any stock exchange or other self-regulatory body).

         (m) "Person" means an individual, corporation, partnership, association, trust, estate, limited liability company, labor union, unincorporated organization, entity or group (as defined in the Exchange Act).

         (n) "SEC" means the United States Securities and Exchange Commission.

         (o) "Securities Act" means the Securities Act of 1933, as amended.

         (p) "Superior Proposal" means any BONA FIDE Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of any of Colonial Direct, VIH, First Level or Merger Subsidiary which is on terms which the Board of Directors of such Party determine by a majority vote of its directors in their good faith judgment (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation that the consideration provided in such Acquisition Proposal likely exceeds the value of the consideration provided for in the Merger), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the timing of the closing thereof, the risk of non-consummation, the ability of the person making the Acquisition Proposal to finance the transaction contemplated thereby and any required governmental or other consents, filings and approvals, to be more favorable to the shareholders of such Party than the Merger (or any revised proposal made by the other Party).

         (q) "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

Section 9.5 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.6 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.7 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and, except as expressly set forth herein, supersedes any and all other prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and, except for Section 6.6 (Post-Merger First Level Board of Directors), is not intended to confer upon any person other than vFinance.com, Inc., Colonial Direct, Merger Subsidiary, VIH and First Level, after the Effective Time, their respective shareholders, any rights or remedies hereunder.

Section 9.8 ASSIGNMENT. This Agreement shall not be assigned by operation of Law or otherwise.

Section 9.9 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof; provided that the Merger shall be governed by the Laws of the State of Florida applicable to contracts executed in and to be performed entirely within that State, without regard to the conflicts of laws provisions thereof.

Section 9.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

Section 9.11 INTERPRETATION.

         (a) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

         (b) Words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The plural shall include the singular, and vice versa.

         (c) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

         (d) A reference to any legislation or to any provision of any legislation shall include any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

         (e) All references to "$" and dollars shall be deemed to refer to United States currency unless otherwise specifically provided.

In Witness Whereof, vFinance.com, Inc., Colonial Direct, Merger Subsidiary, VIH and First Level have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.




COLONIAL DIRECT FINANCIAL GROUP, INC.       FIRST LEVEL CAPITAL, INC.


By: /s/ Leonard J. Sokolow                  By: /s/ Marc Siegel
   -----------------------------------         ---------------------------------
Name:  Leonard J. Sokolow                   Name:  Marc Siegel
Title: Director and President               Title: Chairman and President


VFINANCE INVESTMENTS, INC.                  VFINANCE INVESTMENTS HOLDINGS, INC.


By: /s/ Richard Campanella                  By: /s/ Leonard Sokolow
   -----------------------------------         ---------------------------------
Name:  Richard Campanella                   Name:  Leonard Sokolow
Title: Director and COO                     Title: Director and President


                                            VFINANCE.COM, INC.

                                            By: /s/ Timothy Mahoney
                                               ---------------------------------
                                            Name:  Timothy Mahoney
                                            Title: Chairman and COO


Draft  April 30, 2001